Exhibit 99.1

First Western Reports Fourth Quarter 2018 Financial Results

Fourth Quarter 2018 Summary

•	Net income available to common shareholders of $1.7 million in Q4 2018, compared to net loss available to common shareholders of $0.5 million in Q4 2017
•	Diluted EPS of $0.22 in Q4 2018, compared to $0.19 in Q3 2018, and ($0.09) in Q4 2017
•	Gross loans, excluding loans held for sale, of $894.0 million, a 17.1% annualized increase from Q3 2018 and a 9.9% increase from Q4 2017
•	Total deposits of $937.8 million, a 26.9% annualized increase from Q3 2018 and a 14.9% increase from Q4 2017
•	Efficiency ratio of 80.6%, an improvement from 83.0% in Q3 2018, and 86.5% in Q4 2017

Denver, Colo., January 24, 2019 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), a financial services holding company, today reported financial results for the fourth quarter ended December 31, 2018.

For the fourth quarter of 2018, net income available to common shareholders was $1.7 million, or $0.22 per diluted share. This compares to $1.4 million, or $0.19 per diluted share, for the third quarter of 2018, which included $0.3 million of preferred stock dividends, and a loss of $0.5 million, or ($0.09) per share, for the fourth quarter of 2017, which included $0.6 million of preferred stock dividends. The preferred stock was redeemed in the third quarter of 2018.

“We executed well in the fourth quarter and continued to deliver a higher level of earnings for our shareholders,” said Scott C. Wylie, CEO of First Western.  “We saw positive trends in most areas of the company including strong balance sheet growth, improved operating efficiencies and continued strong credit quality.  The investments we have made in our business development platform are gaining traction, as we generated 17% annualized growth in total loans and 27% annualized growth in total deposits.  We believe we are well positioned to continue our positive momentum, capitalize on the disruption caused by recent bank consolidation in the Colorado market to add new clients and banking talent, and expand our team in the Arizona market.  As we continue to add scale and realize additional operating leverage, we expect to deliver another year of strong earnings growth in 2019 and further enhance the value of our franchise.”

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2018	2018	2017
Earnings Summary
Net interest income	$7,899	$7,788	$7,270
Less: Provision (Recovery of) for credit losses	349	18	(4)
Total non-interest income	6,351	6,638	8,429
Total non-interest expense	11,649	12,176	13,810
Income before income taxes	2,252	2,232	1,893
Income tax expense	528	543	1,848
Net income	1,724	1,689	45
Preferred stock dividends	—	(255)	(560)
Net income (loss) available to common shareholders	$1,724	$1,434	$(515)
Basic and diluted earnings per common share	$0.22	$0.19	$(0.09)

Return on average assets	0.66%	0.65%	0.02%
Return on average shareholders' equity	5.98%	5.10%	(2.01)%
Return on tangible common equity(1)	7.52%	6.46%	(4.05)%
Net interest margin	3.29%	3.29%	3.30%
Efficiency ratio(1)	80.60%	82.96%	86.50%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Fourth Quarter 2018

Revenue

Gross revenue (total income before non-interest expense, less gains on securities sold, plus provision for credit losses) was $14.3 million for the fourth quarter 2018, compared to $14.4 million for the third quarter 2018. The decline in revenue was primarily driven by a $0.3 million decrease in non-interest income, due in part to a decline in mortgage activity.

Relative to the fourth quarter of 2017, gross revenue decreased $1.5 million from $15.7 million. The decrease was attributable to a $2.1 million decline in non-interest income, which included a legal settlement of $0.8 million in 2017, and partially offset by a $0.6 million increase in net interest income.

Net Interest Income

Net interest income for the fourth quarter of 2018 was $7.9 million, an annualized increase of 5.7%. The increase in net interest income from the third quarter was primarily attributable to higher average loan balances.

Relative to the fourth quarter of 2017, net interest income increased 8.7% from $7.3 million. The increase in net interest income from the fourth quarter of 2017 was primarily driven by higher average loan balances.

Net Interest Margin

Net interest margin for the fourth quarter of 2018 was 3.29%, unchanged from the third quarter of 2018. An 11 basis point increase in the average yield on interest earning assets, from 4.20% to 4.31%, was offset by a 13 basis point increase in the average cost of funds, from 0.93% to 1.06%.

Relative to the fourth quarter of 2017, the net interest margin decreased slightly from 3.30%. A 32 basis point increase in the average yield on interest earning assets was offset by a 36 basis point increase in the average cost of funds.

Non-interest Income

Non-interest income for the fourth quarter of 2018 was $6.4 million, a decrease of 4.3% from $6.6 million in the third quarter of 2018. The decrease was primarily attributable to lower net gains on mortgage loans sold as a result of a lower volume of mortgages sold in the quarter.  This was partially offset by a $0.1 million increase in risk management and insurance fees.

Non-interest income decreased 24.7% from $8.4 million in the fourth quarter of 2017, primarily as a result of a gain on legal settlement and higher mortgage and insurance revenues recorded in the prior period.

Non-interest Expense

Non-interest expense for the fourth quarter of 2018 was $11.6 million, a decrease of 4.3% from $12.2 million for the third quarter of 2018. The decrease was primarily attributable to lower compensation expense resulting from a decrease in incentive accruals.

Non-interest expense decreased 15.6% from $13.8 million in the fourth quarter of 2017, primarily due to lower salary and employee benefits expense as a result of streamlining the cost structure in certain areas of the Company and a decrease in accrued incentive compensation.

The Company’s efficiency ratio was 80.6% in the fourth quarter of 2018, compared with 83.0% in the third quarter of 2018 and 86.5% in the fourth quarter of 2017.

Income Taxes

The Company recorded income tax expense of $0.5 million for the fourth quarter of 2018, representing an effective tax rate of 23.4%, compared to 24.3% for the third quarter of 2018.

Loan Portfolio

Gross loans, excluding mortgage loans held for sale, totaled $894.0 million at December 31, 2018, compared to $857.3 million at September 30, 2018 and $813.7 million at December 31, 2017.  The increase in gross loans from September 30, 2018 was attributable to growth in the 1-4 family residential, commercial real estate, and commercial and industrial portfolios.

Deposits

Total deposits were $937.8 million at December 31, 2018, compared to $878.6 million at September 30, 2018, and $816.1 million at December 31, 2017. The increase in total deposits from September 30, 2018 was due to an increase in money market and time deposits.

Assets Under Management

Total assets under management decreased by $391.0 million during the fourth quarter to $5.24 billion at December 31, 2018, compared to $5.63 billion at September 30, 2018, and $5.37 billion at December 31, 2017.  The decline was attributed to market volatility resulting in a reduction of $403.8 million which was partially off-set by net client inflows in Q4 2018 of $12.8 million.  New accounts added in the fourth quarter of 2018 contributed $158.0 million in new assets, an increase of $62.2 million compared to $95.8 million in new assets added in the third quarter of 2018.

Credit Quality

Non-performing assets totaled $19.7 million, or 1.82% of total assets, at December 31, 2018, an increase from $19.0 million, or 1.81% of total assets, at September 30, 2018.  The increase in non-performing assets was primarily related to the addition of a TDR still accruing, partially offset by two credits that are now performing following administrative delays in renewing the credits during the previous quarter.

The Company recorded a provision for loan losses of $0.3 million for the fourth quarter of 2018, primarily attributable to the growth in the loan portfolio.

Capital

At December 31, 2018, First Western (“Consolidated”) and First Western Trust (“Bank”) exceeded the minimum “well capitalized” capital levels required by their respective regulators, as summarized in the following table:

December 31,
2018
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.35%
Tier 1 capital to risk-weighted assets	11.35%
Total capital to risk-weighted assets	13.06%
Tier 1 capital to average assets	9.28%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.55%
Tier 1 capital to risk-weighted assets	10.55%
Total capital to risk-weighted assets	11.47%
Tier 1 capital to average assets	8.63%

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 25, 2019.  The call can be accessed via telephone at 877-405-1628; passcode 1293539.  A recorded replay will be accessible through February 1, 2019 by dialing 855-859-2056; passcode 1293539.

A slide presentation relating to the fourth quarter 2018 results will be accessible prior to the scheduled conference call.  The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western Financial Inc.

First Western Financial, Inc. is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) dated July 18, 2018 (“Prospectus”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

Larry Clark

310-622-8223

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2018	2018	2017
Interest and dividend income:
Loans, including fees	$9,866	$9,468	$8,386
Investment securities	273	266	326
Federal funds sold and other	206	206	90
Total interest and dividend income	10,345	9,940	8,802

Interest expense:
Deposits	2,179	1,761	1,062
Other borrowed funds	267	391	470
Total interest expense	2,446	2,152	1,532
Net interest income	7,899	7,788	7,270
Less: Provision (Recovery of) for credit losses	349	18	(4)
Net interest income, after provision (recovery of) for credit losses	7,550	7,770	7,274

Non-interest income:
Trust and investment management fees	4,752	4,770	5,057
Net gain on mortgage loans sold	791	1,159	1,247
Bank fees	333	361	502
Risk management and insurance fees	380	249	742
Income on company-owned life insurance	95	99	101
Net (loss) on sale of securities	—	—	(45)
Gain on legal settlement	—	—	825
Total non-interest income	6,351	6,638	8,429
Total income before non-interest expense	13,901	14,408	15,703

Non-interest expense:
Salaries and employee benefits	6,710	7,221	8,211
Occupancy and equipment	1,414	1,427	1,497
Professional services	814	805	915
Technology and information systems	954	965	1,096
Data processing	659	697	568
Marketing	378	274	420
Amortization of other intangible assets	163	208	230
Total loss on sales/provision of other real estate owned	—	—	75
Other	557	579	798
Total non-interest expense	11,649	12,176	13,810
Income before income taxes	2,252	2,232	1,893
Income tax expense	528	543	1,848
Net income	1,724	1,689	45
Preferred stock dividends	—	(255)	(560)
Net income (loss) available to common shareholders	$1,724	$1,434	$(515)
Earnings per common share:
Basic and diluted	$0.22	$0.19	$(0.09)

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	December 31,	September 30,	December 31,
	2018	2018	2017
(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$1,574	$1,232	$1,370
Interest-bearing deposits in other financial institutions	71,783	69,186	8,132
Total cash and cash equivalents	73,357	70,418	9,502

Available-for-sale securities	44,901	45,492	53,650
Correspondent bank stock, at cost	2,488	2,392	1,555
Mortgage loans held for sale	14,832	19,238	22,940
Loans, net of allowance of $7,451, $7,118, and $7,287	886,515	850,199	806,402
Promissory notes from related parties	—	—	5,792
Premises and equipment, net	6,100	6,263	6,777
Accrued interest receivable	2,844	2,854	2,421
Accounts receivable	4,492	4,736	5,592
Other receivables	1,391	1,841	6,324
Other real estate owned, net	658	658	658
Goodwill	24,811	24,811	24,811
Other intangible assets, net	402	565	1,233
Deferred tax assets, net	4,306	4,626	5,987
Company-owned life insurance	14,709	14,614	14,316
Other assets	2,518	2,820	1,699
Total assets	$1,084,324	$1,051,527	$969,659

LIABILITIES
Deposits:
Noninterest-bearing	$202,856	$219,400	$198,685
Interest-bearing	734,902	659,239	617,432
Total deposits	937,758	878,639	816,117
Borrowings:
Federal Home Loan Bank Topeka borrowings	15,000	44,598	28,563
Subordinated Notes	6,560	6,560	13,435
Accrued interest payable	231	211	197
Other liabilities	7,900	7,355	9,501
Total liabilities	967,449	937,363	867,813

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	116,875	114,164	101,846
Total liabilities and shareholders’ equity	$1,084,324	$1,051,527	$969,659

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017
Loan Portfolio
Cash, Securities and Other	$114,165	$132,920	$131,756
Construction and Development	31,897	37,423	24,914
1 - 4 Family Residential	350,852	327,674	282,014
Non-Owner Occupied CRE	173,741	165,670	176,987
Owner Occupied CRE	108,480	94,698	92,742
Commercial and Industrial	113,660	97,772	104,284
Total loans held for investment	$892,795	$856,157	$812,697
Deferred costs, net	1,171	1,160	992
Gross loans	$893,966	$857,317	$813,689
Total loans held for sale	$14,832	$19,238	$22,940

Deposit Portfolio
Money market deposit accounts	$489,506	$444,580	$331,039
Time deposits	178,743	148,425	210,292
Negotiable order of withdrawal accounts	64,853	64,777	74,300
Savings accounts	1,800	1,457	1,801
Total interest-bearing deposits	$734,902	$659,239	$617,432
Noninterest-bearing accounts	$202,856	$219,400	$198,685
Total deposits	$937,758	$878,639	$816,117

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017
Average Balance Sheets
Average Assets
Interest-earnings assets:
Interest-bearing deposits in other financial institutions	$36,563	$41,538	$32,258
Available-for-sale securities	46,219	48,438	61,760
Loans	878,145	857,676	782,717
Promissory notes from related parties (1)	—	—	5,781
Interest earning-assets	960,927	947,652	882,516
Mortgage loans held-for-sale	15,148	22,294	25,316
Total interest earning-assets, plus loans held-for-sale	976,075	969,946	907,832
Allowance for loan losses	(7,240)	(7,141)	(7,289)
Noninterest-earnings assets	68,962	72,922	79,931
Total assets	$1,037,797	$1,035,727	$980,474

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$674,691	$640,507	$578,940
Federal Home Loan Bank Topeka borrowings	26,959	44,804	55,921
Subordinated notes	6,560	8,489	13,435
Total interest-bearing liabilities	$708,210	$693,800	$648,296
Noninterest-bearing liabilities:
Noninterest-bearing deposits	205,059	221,411	222,361
Other liabilities	9,214	8,132	7,197
Total noninterest-bearing liabilities	$214,273	$229,543	$229,558
Shareholders’ equity	$115,314	$112,384	$102,620
Total liabilities and shareholders’ equity	$1,037,797	$1,035,727	$980,474

Yields (annualized)
Interest-bearing deposits in other financial institutions	2.25%	1.98%	1.12%
Available-for-sale securities	2.36%	2.20%	2.11%
Loans	4.49%	4.42%	4.25%
Promissory notes from related parties	—%	—%	4.91%
Interest earning-assets	4.31%	4.20%	3.99%
Mortgage loans held-for-sale	4.33%	4.36%	4.01%
Total interest earning-assets, plus loans held-for-sale	4.31%	4.20%	3.99%
Interest-bearing deposits	1.29%	1.10%	0.73%
Federal Home Loan Bank Topeka borrowings	2.20%	2.05%	1.52%
Subordinated notes	7.26%	7.59%	7.65%
Total interest-bearing liabilities	1.38%	1.24%	0.95%
Net interest margin	3.29%	3.29%	3.30%
Interest rate spread	2.93%	2.96%	3.04%

(1)	Promissory notes from related parties were reclassed to loans as of September 30, 2018 due to change in composition of related parties.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2018	2018	2017
Asset Quality
Nonperforming loans	$19,052	$18,388	$4,223
Nonperforming assets	19,710	19,046	4,881
Net charge-offs (recoveries)	16	—	(2)
Nonperforming loans to total loans	2.13%	2.14%	0.52%
Nonperforming assets to total assets	1.82%	1.81%	0.50%
Allowance for loan losses to nonperforming loans	39.11%	38.71%	172.55%
Allowance for loan losses to total loans	0.83%	0.83%	0.90%
Net charge-offs to average loans	—%	—%	—%

Assets under management	$5,235,177	$5,626,163	$5,374,471

Market Data
Book value per share at period end	$14.67	$14.33	$13.18
Tangible book value per common share(1)	$11.50	$11.14	$8.71
Shares outstanding at period end	7,968,420	7,968,420	5,833,456

Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.35%	11.22%	6.56%
Tier 1 capital to risk-weighted assets	11.35%	11.22%	8.79%
Total capital to risk-weighted assets	13.06%	12.90%	11.70%
Tier 1 capital to average assets	9.28%	9.09%	7.41%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.55%	10.42%	9.81%
Tier 1 capital to risk-weighted assets	10.55%	10.42%	9.81%
Total capital to risk-weighted assets	11.47%	11.31%	10.75%
Tier 1 capital to average assets	8.63%	8.45%	8.27%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2018	2018	2017
Tangible common
Total shareholders' equity	$116,875	$114,164	$101,846
Less:
Preferred stock (liquidation preference)	—	—	24,968
Goodwill	24,811	24,811	24,811
Other intangibles, net	402	565	1,233
Tangible common equity	$91,662	$88,788	$50,834

Common shares outstanding, end of period	7,968,420	7,968,420	5,833,456
Tangible common book value per share	$11.50	$11.14	$8.71

Net income, as reported	$1,724	$1,689	$45
Less: Preferred stock dividends	—	255	560
Income available to common shareholders	$1,724	$1,434	$(515)
Return on tangible common equity	7.52%	6.46%	(4.05)%

Efficiency
Non-interest expense	$11,649	$12,176	$13,810
Less: Amortization	163	208	230
Adjusted non-interest expense	$11,486	$11,968	$13,580

Net interest income	$7,899	$7,788	$7,270
Non-interest income	6,351	6,638	8,429
Total income	$14,250	$14,426	$15,699
Efficiency ratio	80.60%	82.96%	86.50%

Total income before non-interest expense	$13,901	$14,408	$15,703
Less: Net gain (loss) on sale of securities	—	—	(45)
Plus: Provision (Recovery of) for credit losses	349	18	(4)
Gross revenue	$14,250	$14,426	$15,744